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                                                                     EXHIBIT 4.3

                      FIRST AMENDMENT TO CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of January 15, 1997 (the "Amendment"), is entered into among SPECIALTY EQUIPMENT COMPANIES, INC., a Delaware corporation (the "Company"), the "Banks" (as defined herein) and BANK OF AMERICA ILLINOIS, as agent for the Banks (in such capacity, the "Agent").

                                R E C I T A L S:

         A. The Company, the banks named therein (the "Banks") and the Agent entered into that certain Credit Agreement, dated as of December 1, 1996 (the "Credit Agreement").

         B. The Company has requested that the Agent and the Banks enter into this Amendment in order to temporarily increase the "L/C Facility Commitment" (as defined in the Credit Agreement) and to amend certain other provisions of the Credit Agreement.

         C. Capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

1.       AMENDMENT

         1.1 Subsection 2.7(a) of the Credit Agreement is hereby amended by deleting the first sentence thereof and substituting the following in its stead:

         "Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Issuing Bank agrees, at any time and from time to time on or after the Closing Date until the Termination Date, to issue and deliver or to extend the expiry of Letters of Credit for the account of the Company in an aggregate undrawn amount at any time outstanding which does not exceed
         (i) $19,000,000 during the period from January 15, 1997 through and including April 14, 1997, and (ii) $15,000,000 at all other times (the "L/C Facility Commitment"); provided, however, that the Issuing Bank shall not issue or extend the expiry of any Letter of Credit if, immediately after giving effect to such issuance or extension, the aggregate outstanding principal balance of the Revolving Loans and the L/C Exposure would exceed the aggregate Commitments."

         1.2 Subsection 2.10(b) of the Loan Agreement is hereby deleted and the following is inserted in its stead:

                 "(b) UNUSED LOAN FEE. If during any calendar quarter prior to the Termination Date (or portion of the calendar quarter for 1996 and the calendar quarter in which the Termination Date occurs), the average daily balance of the Revolving Loan is less than $45,000,000, the Company shall pay to Agent, for the ratable benefit of the Banks, in addition to any interest, late charges or liquidated damages due under this Agreement, an amount ("Unused Loan Fee") equal to the quotient of an amount equal to the positive difference between $45,000,000 and the average daily balance of the Revolving Loan during such calendar quarter (or portion of the calendar quarter for 1996 and the calendar quarter in which the Termination Date occurs), multiplied by a rate equal to 0.15%, divided by four. The amount of any Unused Revolving Loan Fee shall be payable within five days after determination thereof by Agent and notice to the Company of the amount thereof."

2.       MISCELLANEOUS

         2.1 LIMITED NATURE OF AMENDMENTS. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.





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         2.2     CONFLICT.  If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

         2.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

         2.4 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Banks as follows: (A) the Company has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms; and (C) all representations and warranties of the Company contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

         2.5 GOVERNING LAW. This Amendment shall be construed in accordance with and governed by and the internal laws of the State of Illinois, without giving effect to choice of law principles.

         IN WITNESS WHEREOF, the Company, the Agent and the Banks have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                            SPECIALTY EQUIPMENT COMPANIES, INC.



                            By:
                            Name:
                            Title:


                            BANK OF AMERICA ILLINOIS, as Agent



                            By:
                            Name:
                            Title:


                            BANK OF AMERICA ILLINOIS, as a Bank


                            By:
                            Name:
                            Title:


                            HARRIS TRUST AND SAVINGS BANK, as a Bank


                            By:
                            Name:
                            Title:


                            THE FIRST NATIONAL BANK OF CHICAGO, as a Bank


                            By:
                            Name:
                            Title:





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